Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of AMMO Inc. on of Form S-8 of our report dated June 29, 2022, with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of Ammo, Inc. for the year ended March 30, 2022.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
March 30, 2023